R O B I N S C H O E N P U B L I C R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
April 20, 2000


                    WELLPOINT HEALTH NETWORKS GROUP PRESIDENT
                    JOINS MEDIX RESOURCES' BOARD OF DIRECTORS

                        THOMAS J. OBERLE RESIGNS FROM THE
                            MEDIX BOARD OF DIRECTORS

New York, NY -- John Prufeta, CEO of Medix Resources, Inc. [AMEX:MXR], today announced that Joan Herman has been named to the Company's board of directors. Herman is Group President of the Senior, Specialty, and State Sponsored Programs division of WellPoint Health Networks Inc. [NYSE:WLP]. Medix provides Internet-based healthcare communication, data integration, and transaction processing software through its Cymedix.com product line.

Herman joins newly-named chairman of the board John T. Lane, and members John R. Prufeta, Dr. David B. Skinner, Samuel H. Havens and David R. Pfeil. Ms. Herman fills the board seat designated for WellPoint under the terms of a pilot program agreement between the two companies.

"Having Joan Herman on Medix's board of directors adds immeasurable value to the Company," stated Prufeta. "Her skills and seasoned business judgement, not to mention her extensive experience with large provider networks and insurance companies, will be critical to Medix as we continue to develop relationships with these key healthcare industry organizations ."

"Medix is well-positioned to significantly enhance physician/medical facilities communications and the efficiency of healthcare-related transactions," stated Herman. "The pharmacy applications they have developed have the potential to significantly improve the quality of care, as well as to improve efficiency for physicians, hospitals and payors. I'm delighted to have this opportunity to work with the company during this exciting time in the healthcare industry."

As Group President of WellPoint's Senior, Specialty, and State Sponsored Programs division, Herman is responsible for the Company's Dental, Life & AD&D, Pharmacy, Behavioral Health, Workers' Compensation Managed Care Services, Senior Services, and Disability businesses. She is also responsible for WellPoint's State Sponsored Programs, which include MediCal and Healthy Families. Prior to joining WellPoint in 1998, Herman was senior vice president, Strategic Development and senior vice president, Group Insurance for Phoenix Home Life Mutual Insurance Company. Herman has served as chairman of the board of Leadership Greater Hartford and been a member of the board of directors of the American Academy of Actuaries, the American Leadership Forum, the Hartford Ballet, the Greater Hartford Arts Council, and the Children's Fund of Connecticut. She is a member of the American Academy of Actuaries Health Practice Council and a Fellow of the Society of Actuaries. Herman holds an MA in Mathematics from Yale University and an A.B. in mathematics from Barnard College.

WellPoint Health Networks Inc. serves the health care needs of 7.3 million medical and nearly 32 million specialty members nationally through Blue Cross of California in California and UNICARE throughout other parts of the country. WellPoint offers a broad spectrum of quality network-based health products, including open access PPO, POS and hybrid products, HMO and specialty products.

In addition, Prufeta today announced that Thomas J. Oberle resigned from the Medix board of directors, effective Thursday, April 13, 2000. Mr. Oberle was one of the Company's original directors, whose tenure dates back to 1988. Mr. Oberle stated the press of other business obligations as the reason for his resignation.

"Tom Oberle has made a magnificent contribution to our Company's development, over many years", stated Prufeta. "We wish him well in all of his future endeavors and thank him for his long service to the Company."

"I leave with the knowledge that the Company is in the hands of talented and knowledgeable leaders," stated Mr. Oberle. "I expect and look forward to the Company's continued success."

Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

Contacts:  General and Press Inquiries         Investor Inquiries
           ---------------------------         ------------------
           Robin Schoen                        Josh Golomb
           Robin Schoen Public Relations       SmallCaps Online Communications
           215/504-2122                        212/554-4158